Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

COUNSEL SPRINGWELL COMMUNICATIONS LLC

and

RSL COM U.S.A., INC.

Regarding the sale of the business and assets of
the retail or Enterprise business

Dated as of March 25, 2002

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS

1.1 . DEFINED TERMS
1.2 . OTHER RULES OF CONSTRUCTION

ARTICLE II PURCHASE AND SALE

2.1 . PURCHASE AND SALE
2.2 . PURCHASE PRICE
2.3 . POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE
2.4 . ESCROW
2.5 . CLOSING

ARTICLE III ASSUMPTION OF LIABILITIES

3.1 . LIMITED ASSUMED LIABILITIES

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER

4.1 . ORGANIZATION
4.2 . AUTHORIZATION; ENFORCEABILITY
4.3 . NO VIOLATION OR CONFLICT
4.4 . CONSENTS AND APPROVALS
4.5 . TITLE TO PROPERTY AND ASSETS; LIENS, ETC.
4.6 . REAL PROPERTY
4.7 . CONDITION OF ASSETS; RELATED MATTERS.
4.8 . CONTRACTS.
4.9 . LITIGATION
4.10 . EMPLOYEE BENEFIT PLANS.
4.11 . EMPLOYMENT AND LABOR MATTERS.
4.12 . NOVEMBER 30 BALANCE SHEET
4.13 . LICENSES AND CERTIFICATIONS
4.14 . ENVIRONMENTAL MATTERS
4.15 . CIRCUITS AND SWITCHING SERVICES
4.16 . BROKERS

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 . ORGANIZATION
5.2 . AUTHORIZATION; ENFORCEABILITY
5.3 . NO VIOLATION OR CONFLICT
5.4 . CONSENTS AND APPROVALS
5.5 . BROKERS
5.6 . FINANCING

ARTICLE VI COVENANTS

6.1 . ACCESS
6.2 . CUSTOMER INFORMATION
6.3 . CONDUCT OF BUSINESS
6.4 . ESSENTIAL SERVICES
6.5 . ASSIGNED CONTRACTS
6.6 . OFFERS OF EMPLOYMENT
6.7 . BANKRUPTCY ORDERS, ETC
6.8 . CONSENTS
6.9 . ALLOCATION OF PURCHASE PRICE

6.10 . SOLICITATION
6.11 . INDEMNIFICATION OF BROKERAGE
6.12 . REGULATORY REQUIREMENTS
6.13 . FURTHER ASSURANCES

ARTICLE VII CERTAIN BANKRUPTCY MATTERS

7.1 . BANKRUPTCY COURT APPROVAL
7.2 . BANKRUPTCY NOTICES
7.3 . BIDDING PROCEDURES
7.4 . STAND-BY BID

ARTICLE VIII INDEMNIFICATION

8.1 . INDEMNIFICATION BY SELLER
8.2 . INDEMNIFICATION BY PURCHASER
8.3 . PROCEDURE

ARTICLE IX CONDITIONS TO THE PURCHASER’S OBLIGATIONS

9.1 . REPRESENTATIONS AND WARRANTIES
9.2 . PERFORMANCE
9.3 . NO INJUNCTION
9.4 . GOVERNMENTAL AUTHORIZATIONS AND REGULATORY REQUIREMENTS
9.5 . MATERIAL ADVERSE CHANGE
9.6 . BANKRUPTCY COURT APPROVAL
9.7 . CERTIFICATES

ARTICLE X CONDITIONS TO THE SELLER’S OBLIGATIONS

10.1 . REPRESENTATIONS AND WARRANTIES
10.2 . PERFORMANCE
10.3 . NO INJUNCTION
10.4 . GOVERNMENTAL AUTHORIZATIONS
10.5 . CERTIFICATES
10.6 . ORDER APPROVING BIDDING PROCEDURES
10.7 . BANKRUPTCY COURT APPROVAL

ARTICLE XI TERMINATION AND ABANDONMENT

11.1 . METHODS OF TERMINATION
11.2 . EFFECT OF TERMINATION

ARTICLE XII MISCELLANEOUS

12.1 . NOTICES
12.2 . SURVIVAL
12.3 . ENTIRE AGREEMENT
12.4 . ASSIGNMENT
12.5 . WAIVER AND AMENDMENT
12.6 . BOOKS AND RECORDS
12.7 . NO THIRD PARTY BENEFICIARY
12.8 . SEVERABILITY
12.9 . EXPENSES
12.10 . ANNOUNCEMENTS
12.11 . HEADINGS
12.12 . REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE
12.13 . GOVERNING LAW; JURISDICTION
12.14 . COUNTERPARTS
12.15 . DISCLOSURES

ii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Sale Order

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of General Assignment and Bill of Sale

Exhibit D	Form of Assumption Agreement

Schedules

Schedule 1.1(d)	Major Network Assets

Schedule 2.3(a)	November 30, 2001 Balance Sheet

Schedule 2.3(c)	Sold Assets

Schedule 3.1	Assumed Liabilities

Schedule 4.4	Consents and Approvals

Schedule 4.5	Personal Property Leases

Schedule 4.6	Real Property Leases

Schedule 4.9	Litigation

Schedule 4.11	Employment and Labor Matters

Schedule 4.13	Licenses and Certifications

Schedule 6.5	Assigned Contracts

iii

THIS ASSET PURCHASE AGREEMENT is made this 25th day of March, 2002, by and between COUNSEL SPRINGWELL COMMUNICATIONS LLC, a Delaware limited liability company (the “Purchaser”) and RSL COM U.S.A., INC., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Seller provides data and long distance voice services, including frame relay, to small and medium size businesses (the “Direct Business”) and long distance and other voice services to small businesses and residences (the “A&R Business” and, together with the Direct Business, the “Business”);

WHEREAS, on March 16, 2001 the Seller sought relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing a case (the “Bankruptcy Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, on March 28, 2001, an official committee of unsecured creditors (“Committee”) was appointed;

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, the Assets and the Assumed Liabilities (each as defined herein) relating to the Business, in accordance with sections 105(a), 363(b) and 365 and other applicable provisions of the Bankruptcy Code and pursuant to authorization to be granted by the Bankruptcy Court as provided in a sale order substantially in the form attached hereto as Exhibit A (“Sale Order”);

WHEREAS, the Seller desires to sell the Assets on an expedited basis to avoid deterioration of the Assets and to further the Seller’s reorganization efforts;

WHEREAS, on February 4, 2002, the Seller, the Committee and the Purchaser entered into a letter of intent which described the general terms upon which the parties intended to enter into a definitive asset purchase agreement to accomplish the sale of the Business (the “Sale”);

WHEREAS, the Purchaser and Seller intend the Sale to be subject to higher and better offers pursuant to bidding procedures set forth in this asset purchase agreement (“Agreement”) and to be approved by the Bankruptcy Court;

NOW, THEREFORE, for good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.1.  Defined Terms.  The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

“Accepting Employees” shall have the meaning set forth in Section 6.6.

“Accountants” shall have the meaning set forth in Section 2.3.

“Assets” shall mean all tangible and intangible assets of the Seller relating to or used in the operation of the Business, wherever such assets are located and whether or not listed for accounting purposes on the balance sheet of the Seller, together with the business as a going concern associated with such assets, including the following (but specifically excluding the Excluded Assets):

(a)          all customer accounts served by the Direct Business or the A&R Business (the “Customer Accounts”);

(b)         all customer data associated with the Customer Accounts, including all associated letters of authorization, customer service records, all related computer tapes and/or records, accounts receivable status and history reports and all customer service and provisioning history;

(c)          all right, title and interest in and to the accounts receivable associated with the Customer Accounts;

(d)         all fixed assets, switches, machinery, equipment and other tangible personal property (including all furnishings and fixtures, materials, supplies and other miscellaneous items) located at the premises of the Seller at 1001 Brinton Road, Pittsburgh, Pennsylvania and each of the switch sites and colocation facilities of the Seller in New Brunswick, New Jersey; Austell, Georgia; Hayward, California; Willow Springs, Illinois; Dallas, Texas; Los Angeles, California; Washington, District of Columbia; and New York, New York; and all other fixed assets, switches, machinery, equipment and other tangible personal property related to or used in connection with the Business, including all furnishings and fixtures, materials, supplies and other miscellaneous items of tangible personal property whether located at the foregoing premises, switch sites or  colocation facilities of the Seller or at the premises of any customer or supplier or at any other location, including the major network assets identified on Schedule 1.1(d);

(e)          all right, title and interest in and to the Assigned Contracts and any related leasehold improvements;

(f)            all patents, patent applications, copyrights, whether or not registered,  trademarks and service marks, trademark and service mark registrations (and applications therefor), trade names, business names, brand names (including all rights of the Seller in the  “RSL COM” name) and logos, devices, insignias, formats, titles and subtitles and all registrations issued and all applications pending with respect to the foregoing, currently owned or used in connection with the Business;

(g)         all trade secrets, inventions, protocols, know-how, formulae, processes, procedures, records of inventions, test information, drawings, diagrams, designs, operating manuals and other proprietary information used in or related to the Business;

(h)         all claims and rights against third parties relating to the Assets, including insurance claims, rights under manufacturers’ and vendors’ warranties, rights of recovery, credits, and Business-related setoff rights existing on the Closing Date that arose post-petition;

(i)             all financial, commercial, marketing and administrative books and records relating to the Business in any form or medium, including, computer databases, correspondence files, administrative guidelines, personnel records relating to Accepting Employees and employee manuals and all accounting and tax files and records used in connection with or relating to the Business, as well as files relating to litigation that has been settled, closed, or otherwise dismissed; provided, however, that Seller’s estate shall enjoy a continuing right of reasonable access during normal business hours to such assets for purposes of claims resolution, litigation, and administration of the Seller’s estate;

(j)             all computer systems and software, and all electronic databases and other data processing and storage materials (regardless of format or medium), used in or related to the Business;

(k)          all Universal Service Fund refunds; and

(l)             all materials, supplies, personal property and other assets, tangible or intangible, used in or relating to the Business, including the goodwill of the Business as a going concern.

“Assigned Contracts” shall mean (a) the Contracts and Leases set forth on Schedule 6.5 and (b) the contracts entered into or to be entered into by the Seller with each of MCI WorldCom, Inc. and Global Crossing Bandwidth, Inc. consistent with the terms and conditions set forth in the Contracts Letter; provided, however, that the Assigned Contracts shall in no event include any of the Non-Assignable Contracts.

“Assumed Liabilities” shall mean (i) those specific liabilities of the Seller relating to the Business listed in Schedule 3.1, (ii) the “Accrued Operating Expenses—Post Petition” with respect to the Assigned Contracts as set forth in the Closing Statement and (iii) liabilities under the Assigned Contracts with respect to periods following the Closing Date, or the date of assumption and assignment, as the case may be.

“Assumption Agreement” shall have the meaning set forth in Section 3.1.

“Assumption and Assignment Orders” shall have the meaning set forth in Section 4.4.

“Bankruptcy Auction” shall mean the auction of the Assets held in accordance with the Bidding Procedures.

“Bankruptcy Case” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” shall have the meaning set forth in the Recitals.

“Bankruptcy Court” shall have meaning set forth in the Recitals.

“Bankruptcy Orders” means, collectively, the Sale Order, the Assumption and Assignment Orders, and any other order of the Bankruptcy Court necessary to consummate the transactions contemplated herein.

“Bidding Procedures” shall have the meaning set forth in Section 7.3.

“Business” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York City.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Statement” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean (a) the first Business Day after the day on which the last of the consents, approvals, authorizations, actions, filings or notices described in ARTICLE IX and ARTICLE X has been obtained, made or given, as applicable, or (b) such other date as the Purchaser and the Seller mutually agree upon in writing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement 2001” shall have the meaning set forth in Section 6.2.

“Confidentiality Agreement 2002” shall have the meaning set forth in Section 6.2.

“Confidentiality Agreements” shall mean the Confidentiality Agreement 2001 and the Confidentiality Agreement 2002 collectively.

“Contracts” shall mean leases, agreements, contracts, purchase orders and other legally binding commitments, whether written or oral, of Seller relating to the Business.

“Contracts Letter” shall mean the instrument delivered by the Seller to the Purchaser dated March 25, 2002 disclosing terms and conditions of the Seller’s agreements with MCI WorldCom, Inc. and Global Crossing Bandwidth, Inc.

“Current Assets” shall mean “Net Accounts Receivable”, “Inventory”, “Prepaid Expenses” and “Other Current Assets” as set forth in the Closing Statement.

“Customer Information” shall mean the prioritized customer lists (regarding the volume of business such customer conducts with the Seller and the name and address of each customer and the name and contact information for each customer representative), customer contracts and access and information obtained from customer representatives.

“Dancris Notes” means the Promissory Notes made by Dancris Telecom LLC in favor of the Seller in connection with the sale of the Seller’s wholesale carrier business and the Ericsson AXE 10.

“Deposit” shall have the meaning set forth in Section 2.4.

“Dispute Notice” shall have the meaning set forth in Section 2.3.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity required to be aggregated with the Seller pursuant to Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” shall have the meaning set forth in Section 2.4.

“Escrow Agreement” shall have the meaning set forth in Section 2.4.

“Essential Services” shall have the meaning set forth in Section 6.4.

“Excluded Assets” shall mean (a) consideration received in connection with the sale of the Assets; (b) cash; (c) cash equivalents (including the Dancris Notes); (d) accounts receivable generated by Seller’s former wholesale carrier business that was sold to Dancris Telecom LLC on July 31, 2001 and the Seller’s former prepaid calling card business that was sold to IDT Corporation on February 9, 2001; (e) any Contracts that are not Assigned Contracts; (f) any regulatory or tax refunds (including any refunds in connection with California High Cost Fund-B, California Teleconnect Fund, Universal Lifeline Telephone Service, or Telecommunications Infrastructure Maintenance fees); (g) proceeds of any preference or fraudulent conveyance actions or turnover proceedings brought by the Seller’s estate (including the proceeding initiated by the Seller against OAN Services, Inc.); (h) equipment related to or used in connection with the divested wholesale carrier and prepaid calling card businesses, which equipment is not included on the November 30 Balance Sheet, and the proceeds from any sale thereof (including but not limited to the Ericsson AXE 10 and the NACT equipment); (i) intercompany claims between the Seller, on the one hand, and, on the other hand, RSL Communications Ltd., RSL COM plc, RSL COM Europe Limited, and any past or present affiliates of either; (j) rights against third parties in connection with actions of the Seller that have been commenced (through proof of claim or otherwise), and the dispute between the Seller and Sprint Communications relating to Sprint Communications’ failure to add an authorization code to the call detail records, notwithstanding that no action has been commenced; (k) payments to be received by Seller in connection with legal actions related to actions or omissions that occurred prior to the Closing, including the settlement with Total Communications, Inc., but excluding actions to recover any Current Assets; (l) insurance proceeds (other than proceeds received due to any Asset-related casualty occurring after the date hereof) and prepaid D&O insurance premiums; (m) the IRU

Agreement between the Seller and Qwest Communications Corporation dated May 30, 2000; (n) all setoffs that are not included within subsection (h) of the definition of “Assets”; (o) at the Seller’s option, the sublease between the Seller and The Horah Group for the offices located at 49 West 37th Street, and the owned office furniture, computer server, personal computer, and related equipment located in these offices (excluding any personal computers used by Accepting Employees and copies of records and computer files related to the Business; provided, however, that the Seller shall not disclose such records and computer files to any third party, shall use such records and computer files solely for the purpose of resolving claims and administration of the Seller’s estate and shall destroy all such copies when no longer needed); provided, further that in the event that there are any Accepting Employees at such subleased offices, the Seller shall make space available there for such Accepting Employees and the Purchaser shall pay to the Seller in exchange a pro-rated portion of the rent and other related expenses for so long as the sublease is in effect; and (p) all of the Seller’s licenses, authorizations, and certifications issued by the Federal Communications Commission and any state public utility commission (or equivalent state agency).

“Final Purchase Price” shall have the meaning set forth in Section 2.3.

“General Assignment” shall have the meaning set forth in Section 2.5.

“Governmental Entity” shall mean any court or any federal, state, municipal or local government or any political subdivision, governmental department, board, commission, agency or instrumentality thereof, and any administrative or regulatory agency.

“Highest Bidder” shall mean the bidder that is determined by the Bankruptcy Court to have submitted the highest and best bid in the Bankruptcy Auction.

“Indemnitee” shall have the meaning set forth in Section 8.3.

“Indemnitor” shall have the meaning set forth in Section 8.3.

“Knowledge” shall mean the actual knowledge of an executive officer of the relevant Person, without a duty to investigate.

“Leases” shall mean the Personal Property Leases and the Real Property Leases.

“Lien” shall mean any lien, pledge, mortgage, security interest, claim, charge, option, right of first refusal, restriction, easement or other encumbrance, including a “Claim” as defined in the Bankruptcy Code.

“Losses” shall have the meaning set forth in Section 8.1.

“Material Party” means any vendor of the Business with which the Seller transacts at least $250,000 per annum in business, or any customer of the Business with which the Seller transacts at least $100,000 per annum in business.

“Non-Assignable Contracts” shall mean the Seller’s existing Contracts with Sprint, AT&T, Cable & Wireless, Qwest and any of their respective affiliates, and all employment agreements.

“November 30 Balance Sheet” shall have the meaning set forth in Section 2.3(a).

“Person” shall mean any natural person, corporation, unincorporated organization, partnership, association, limited liability company, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.

“Personal Property Leases” shall have the meaning set forth in Section 4.5.

“Plan” shall have the meaning set forth in Section 4.10(a).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser Review Period” shall have the meaning set forth in Section 6.2.

“Purchaser Material Adverse Effect” shall mean a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of the Purchaser that materially affects the ability of the Purchaser to fulfill its obligations hereunder.

“Real Property Leases” shall have the meaning set forth in Section 4.6.

“Regulatory Requirements” shall mean the notices to, filings with, and authorizations, consents and approvals of Governmental Entities, including the Federal Communications Commission and state public utility commissions, required for the Purchaser to operate the Business following the Closing.

“Review Period” shall have the meaning set forth in Section 7.3.

“Sale” shall have the meaning set forth in the Recitals.

“Sale Order” shall have the meaning set forth in the Recitals.

“Seller” shall have the meaning set forth in the Recitals.

“Seller Material Adverse Effect” shall mean a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of the Business.

“Survival Period” shall have the meaning set forth in Section 12.2.

“Tax” shall mean (a) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to Tax or additional amount imposed by a taxing authority; (b) any liability of any person for the payment of any amounts of the type described in clause (a) for any taxable period resulting from the application of Treasury Regulation Section 1.1502-6 or, in the case of any similar provision applicable under state, local or foreign law; and (c) any liability of any person for the payment of any amounts described in clause (a) as a result of any express or implied obligation to indemnify any other party or as successor or transferee.

“Termination Date” shall mean December 31, 2002; provided, that if all conditions to the Closing shall have been satisfied or shall be capable of being satisfied as of December 31, 2002 other than the obtaining and/or satisfaction of the Regulatory Requirements, the Termination Date shall, at the option of the Seller, be extended to March 31, 2003.

“WorldxChange” shall mean WorldxChange Corp., a Delaware corporation and subsidiary of the Purchaser.

1.2.  Other Rules of Construction.  References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated.  Words in the singular include the plural and in the plural include the singular.  The word “or” is not exclusive.  The words “including”, “includes”, “included” and “include”, when used, are deemed to be followed by the words “without limitation”.

ARTICLE II

PURCHASE AND SALE

2.1.  Purchase and Sale.  On the terms and subject to the conditions set forth herein, the Seller hereby agrees to sell, assign, transfer, convey and deliver the Assets to the Purchaser, and the Purchaser hereby agrees to purchase and accept the Assets from the Seller at the Closing, free and clear of all Liens other than the Assumed Liabilities, as provided for in Section 2.5.

2.2.  Purchase Price.  Subject to the provisions of Section 7.4, in payment for the Assets, the Purchaser shall pay to the Seller the amount of $15,500,000 (the “Purchase Price”).

2.3.  Post-Closing Adjustments to Purchase Price

(a)          Within 35 days following the Closing Date, the Purchaser shall deliver to the Seller a statement of the Seller’s Current Assets and the Assumed Liabilities prepared by the Purchaser as of the Closing Date (the “Closing Statement”).  The Closing Statement shall be prepared in accordance with United States generally accepted accounting practices applied in a manner consistent with the November 30 Balance Sheet, a copy of which is attached hereto as Schedule 2.3(a) (the “November 30 Balance Sheet”).  In order to allow meaningful review by the Seller of the Closing Statement, for the period from Closing and including 15 Business Days after delivery of the Closing Statement, the Purchaser shall provide the Seller with full and unhindered access during normal business hours to all financial, commercial, marketing and administrative books and records relating to the Business.

(b)         In the event that the Seller disputes the presentation of any item or items contained in the Closing Statement, the Seller shall notify the Purchaser in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 15 Business Days after delivery of the Closing Statement.  In the event of such a dispute, the Purchaser and the Seller shall first use their best efforts to resolve such dispute between themselves.  If the Purchaser and the Seller are unable to resolve the dispute within 25 calendar days after delivery of the Closing Statement, the dispute shall be submitted to an office of KPMG located in a Mid-Atlantic state (the “Accountants”).  The Accountants shall be required to resolve the dispute within 30 days after submission, and their determination shall be binding and conclusive upon the Parties.  The fees and expenses of the Accountants in connection with the resolution of disputes hereunder shall be apportioned between the Seller and the Purchaser as part of the determination of the relevant dispute or controversy, in such manner as the Accountants shall deem equitable in light of the issues raised and the degree to which the Seller or the Purchaser shall have prevailed on each such issue, it being the parties’ intention that a prevailing party should not bear such costs.

(c)          Immediately upon the expiration of the 15-day period for giving the Dispute Notice, if no Dispute Notice is given, or upon the resolution of disputes, if any, pursuant to Section 2.3(b), the Purchase Price shall be adjusted (as so adjusted, the “Final Purchase Price”) as follows:

(i)                                     If the value of the Current Assets as of the Closing Date is less than $11,639,000, the Purchase Price shall be reduced by the amount of such difference;

(ii)                                  If the value of the Current Assets as of the Closing Date exceeds $11,639,000, the Purchase Price shall be increased by 50% of the amount of such excess;

(iii)                               The Purchase Price will be reduced by the amount of proceeds, if any, received by the Seller in connection with the sale or other disposition, between November 30, 2001 and the date hereof, of any assets that, but for such sale, would have constituted Assets, which assets are listed in Schedule 2.3(c);

(iv)                              If the Assumed Liabilities as of the Closing Date (including liabilities arising after the date hereof under the Assigned Contracts) exceed $5,150,000, the Purchase Price will be reduced by the amount of such excess; and

(v)                                 If the Assumed Liabilities as of the Closing Date (including liabilities arising after the date hereof under the Assigned Contracts) are less than $5,150,000, the Purchase Price will be increased by the amount of such difference.

(d)         If the Final Purchase Price determined on the basis of the Closing Statement exceeds the Purchase Price, the amount of such excess shall be paid within three Business Days of such determination by the Purchaser to the Seller by wire transfer of immediately available funds.  If the Final Purchase Price is less than the Purchase Price, the Seller shall within three Business Days of such determination pay to the Purchaser the amount of such shortfall by wire transfer of immediately available funds.

2.4.  Escrow.  The Purchaser shall deposit in escrow with LeBoeuf, Lamb, Greene & MacRae, L.L.P., as Escrow Agent (in such capacity, the “Escrow Agent”) a deposit equal to $2,600,000 upon execution of this Agreement, (the “Deposit”), and the disbursement of the Deposit funds shall be governed by the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”).

2.5.  Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019, or at such other place as the Purchaser and the Seller mutually agree, at 10:00 A.M. local time, on the Closing Date.  At the Closing, subject to Section 6.3, (a) the Seller shall assign and transfer to Purchaser good and valid title in and to the Assets (free and clear of all Liens, other than Assumed Liabilities) by delivery of a General Assignment and Bill of Sale substantially in the form of Exhibit C (the “General Assignment”), duly executed by the Seller; (b) the Purchaser and the Seller shall instruct the Escrow Agent to deliver the Deposit to the Seller, (c) the Purchaser shall pay the balance of the Purchase Price to the Seller, together with any additional amounts owed to the Seller pursuant to Section 6.3(c), in good and immediately available funds by wire transfer, (d) the Purchaser and the Seller shall execute and deliver any required or appropriate instruments of assignment with respect to all Assigned Contracts; and (e) the Seller and the Purchaser shall deliver the certificates and other contracts, documents, and instruments required to be delivered under ARTICLE IX and ARTICLE X and such other ancillary documents as may be necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1.  Limited Assumed Liabilities.  In addition to the payment of the Purchase Price, the Purchaser hereby agrees to assume the liabilities set forth on Schedule 3.1 hereto (the “Assumed Liabilities”) at the Closing, pursuant to an Assumption Agreement in the form of Exhibit D (the “Assumption Agreement”).  Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Seller (or any predecessor of the Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter.  Notwithstanding anything to the contrary contained herein, the Seller agrees that it shall retain liability for the payment of any and all cure amounts that become payable with respect to the Assigned Contracts and Real Property Leases.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Seller against its estate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

The Seller makes the following representations and warranties to the Purchaser:

4.1.  Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Seller has all requisite corporate right, power and authority to (a) own or lease and operate the properties and assets of the Business (including the Assets), (b) conduct the Business as presently conducted, and (c) subject to the entry of the Bankruptcy Orders, engage in and consummate the transactions contemplated hereby.  The Seller is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification or authorization is required by applicable law except where the failure so to qualify or be authorized would not reasonably be likely to cause a Seller Material Adverse Effect.

4.2.  Authorization; Enforceability.  Subject to the entry of the Bankruptcy Orders, the Seller has all requisite corporate right, power and authority to enter into this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller.  This Agreement shall constitute the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3.  No Violation or Conflict.  Subject to the entry of the Bankruptcy Orders, the execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby:  (a) will not violate or conflict with (i)  any provision of law or regulation, or any writ, order, judgment or decree of any Governmental Entity, except where such violation or conflict would not be reasonably likely to cause a Seller Material Adverse Effect, or (ii) any provision of the certificate of incorporation or bylaws of the Seller, or any license, franchise or permit to which the Seller is a party or to which the Seller, the Assets and/or the Business is subject; and (b) will not, with or without the passage of time or the giving of notice, or both, result in the breach of, or constitute a default, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit or make additional liabilities or fees due under, or require any consent under, or result in the creation of any Lien on any property or assets of the Seller pursuant to any note, mortgage, license, franchise, permit, lease, contract, instrument or agreement to which the Seller is a party or by which the Seller or any of its properties may be bound or affected, except where such breach, default or right of termination, cancellation or acceleration would not be reasonably likely to have a Seller Material Adverse Effect.

4.4.  Consents and Approvals.  Except for the Sale Order, any orders of the Bankruptcy Court authorizing the assumption and assignment of any Assigned Contracts pursuant to Section 365 of the Bankruptcy Code (“Assumption and Assignment Orders”), and except as otherwise set forth on Schedule 4.4 hereto, no consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any Governmental Entity, or any other Person, is required to be made by the Seller in connection with the execution, delivery or performance of this Agreement and/or the consummation by the Seller of the transactions contemplated hereby, except as it would not be reasonably likely to cause a Seller Material Adverse Effect.  The Assumption and Assignment Orders shall include the following: (a) language that those designated circuits and services provided pursuant to applicable tariffs and/or purchase orders utilized by the Seller and its customers as of the Closing Date are assigned to the Purchaser; (b) that Purchaser shall have no obligations related to the assigned circuits for services rendered prior to the date of the assignment; (c) provided that Purchaser complies with applicable tariffs and purchase orders relating to the assigned circuits, the underlying service providers shall be enjoined from taking any action to interfere with the assignment of such circuits or to terminate service for such circuits, and (d) that any stipulations entered into pursuant to the Bankruptcy Case between the Seller and any party to an Assigned Contract shall expire as of the effective date of the assumption and assignment of such Assigned Contract.  The form of the Assumption and Assignment Orders shall be mutually agreed by the Seller and the Purchaser.

4.5.  Title to Property and Assets; Liens, Etc.

(a)          Schedule 4.5 is a true, correct and complete schedule of all material leases, subleases, licenses and other agreements under which the Seller uses or has the right to use any of the Assets (the “Personal Property Leases”).  Schedule 4.5 sets forth (i) the date of and parties to each Personal Property Lease, (ii) a brief description of the personal property covered thereby, (iii) the monthly base rents payable thereunder, and (iv) the term thereof.  True, correct and complete copies of all Personal Property Leases and all amendments and modifications thereto have been made available to the Purchaser.  On the Closing Date, each Personal Property Lease will be in full force and effect, all rent and other sums and charges payable by the Seller as tenant thereunder will be current, no notice of default or termination under any Personal Property Lease will be outstanding, and no termination event or condition or uncured default on the part of the Seller or, to the Knowledge of the Seller, of the lessor shall exist under any Personal Property Lease.

(b)         Except as set forth in Schedule 4.5, the Seller owns all the properties and assets included in the Assets.  At the Closing, the Assets will be conveyed to the Purchaser, and the Purchaser will acquire good and marketable title to the Assets, free and clear of all Liens, except Liens that would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.

4.6.  Real Property.  The Seller does not own any real property which relates to the Business.  Schedule 4.6 is a true, correct and complete schedule of all leases, subleases, licenses and other agreements included within the Assets which relate to the Business and under which the Seller uses or occupies or has the right to use or occupy any real property (“Real Property Leases”).  Schedule 4.6 sets forth (a) the date of and parties to each Real Property Lease, (b) a brief description of the real property covered thereby, (c) the monthly base rents payable thereunder, and (d) the term thereof.  True, correct and complete copies of all Real Property Leases and all amendments and modifications thereto have been made available to the Purchaser.  On the Closing Date, each Real Property Lease will be in full force and effect, all rent and other sums and charges payable by the Seller as tenant thereunder will be current, no notice of default or termination under any Real Property Lease will be outstanding, and no termination event or condition or uncured default on the part of the Seller or, to the Knowledge of the Seller, of the landlord, shall exist under any Real Property Lease.

4.7.  Condition of Assets; Related Matters.  The personal property included within the Assets is in normal working order, reasonable wear and tear excepted, except where the failure to be in normal working order would not reasonably be likely to cause a Seller Material Adverse Effect.  The Assets constitute all of the tangible and intangible assets relating to, used in, held for use in, or necessary for the conduct of the Business as currently conducted.

4.8.  Contracts.  The Seller has made available to the Purchaser true and complete copies of all material Contracts, all Contracts with customers of the Direct Business, all Contracts with agents of the Seller with respect to the A&R Business and all Contracts involving annual Seller obligations in excess of $25,000.  Except where the same would not reasonably be likely to cause a Seller Material Adverse Effect, each Assigned Contract will be, upon the entry of the Bankruptcy Orders, legal, valid, binding and enforceable against the Seller and, to the Knowledge of the Seller, against any other Person party thereto in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors’ rights, or by general equity principles.

4.9.  Litigation.  Except as set forth on Schedule 4.9, there is no litigation, action, complaint, claim or suit, judicial or administrative action, audit, proceeding or governmental investigation pending against the Seller involving, affecting or relating to the Business, the Assets or the transactions contemplated hereby.  The Seller is not in default in any material respect under any judgment, order or decree of any Governmental Entity.  Upon entry of the Bankruptcy Orders, there will be no judgment, order, decree, injunction, stipulation or settlement to which the Seller or any of the Assets is subject or which is reasonably likely to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement or that would reasonably be likely to cause a Seller Material Adverse Effect.

4.10.  Employee Benefit Plans.

(a)          For purposes of this Agreement, “Plan” means each plan, program, arrangement, agreement or commitment sponsored or maintained by or on behalf of the Seller or any ERISA Affiliate or to which the Seller or any ERISA Affiliate makes or is obligated to make contributions or which is a pension, profit sharing, savings, thrift or other retirement plan, deferred compensation, stock purchase, stock option, performance share, bonus or other incentive plan, severance pay plan, policy or procedure, life, health, disability or accident insurance plan, including each “employee benefit plan” as defined in section 3(3) of ERISA, or vacation or other employee benefit plan, program, arrangement, agreement or commitment, whether or not written.

(b)         The Seller has complied in all material respects with the provisions of each Plan and the applicable provisions of the Code and ERISA, has administered each such Plan in material compliance with the provisions of each such Plan and the applicable requirements of the Code and ERISA, has timely made all required contributions thereto and has not directly or indirectly withdrawn or borrowed against any amounts in any such Plan.

(c)          The Seller is not subject to any obligation to pay retiree medical or other retiree welfare or similar benefits.

4.11.  Employment and Labor Matters.

(a)          The Seller is not a party to any collective bargaining agreements and there are no labor unions or other organizations representing, or to the Seller’s Knowledge, purporting to represent, or attempting to represent, any employee of the Seller.

(b)         Except as otherwise set forth on Schedule 4.11, the Seller has not violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees, except where such violations would not reasonably be likely to cause a Seller Material Adverse Effect.

(c)          On or before the Closing Date, the Seller will pay any and all amounts owing to employees of the Seller under any retention plans or other retention arrangements.

4.12.  November 30 Balance Sheet.  The November 30 Balance Sheet (a) has been prepared from, and is consistent with, the books and records of the Seller, (b) has been prepared in accordance with United States generally accepted accounting principles consistently applied during the period covered thereby, except as specifically identified in Schedule 2.3(a), (c) fairly presents the financial condition of the Business as of November 30, 2001, and (d) does not include any of the Excluded Assets other than certain Ericsson and NACT equipment.  The financial books and records of the Seller relating to the Business are accurate and complete in all material respects and are maintained in accordance with customary business practices in the industry and all materially applicable legal requirements.  Except as set forth in the November 30 Balance Sheet, as of November 30, 2001 there were no liabilities or obligations relating to the Business, whether known or unknown, fixed or contingent and whether arising out of any condition or state of facts existing on or prior to November 30, 2001.

4.13.  Licenses and Certifications.  The Seller has in force, and is in all material respects in compliance with, the terms and conditions of all licenses, permits, exemptions, consents, certifications, authorizations and approvals of all Governmental Entities (“Licenses and Certifications”) required under any existing federal, state, local or foreign statute, law, ordinance or rule or regulation in connection with the Business as presently conducted.  Schedule 4.13 sets forth a complete and accurate list of all such Licenses and Certifications.

4.14.  Environmental Matters.  To the Seller’s Knowledge, neither the Seller nor any real property at which the operations of the Seller are, or have been, conducted is in violation of, or subject to any liabilities as a result of any past or current violations of, any existing

Federal, state or local law (including common law), statute, ordinance, rule or regulation (or any proposed law, statute, ordinance, rule or regulation), relating to occupational health and safety or relating to pollution or protection of the environment, including, statutes, laws, ordinances, rules and regulations relating to the emission, discharge, spillage, leakage, storage, off-site dumping, release or threatened release of hazardous substances into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, and no material expenditures are required in connection with the operation of the Business as presently conducted in order to comply with any such existing statute, law, ordinance, rule or regulation.

4.15.  Circuits and Switching Services.  All voice and data circuits and switching services utilized by the Seller and the customers of the Business are provided either under Contracts, true and complete copies of which have been made available to the Purchaser, or under applicable tariffs and purchase orders.

4.16.  Brokers.  The Seller has not employed any financial advisor, broker or finder, other than Benedetto Gartland & Company, the fees and expenses of which the Seller shall bear, and has not incurred and will not incur any other broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the origination, negotiation or execution of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser makes the following representations and warranties to the Seller:

5.1.  Organization.  The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has all requisite limited liability company right, power and authority to (a) own or lease and operate its properties and assets, (b) conduct its business as presently conducted, and (c) engage in and consummate the transactions contemplated hereby.

5.2.  Authorization; Enforceability.  The Purchaser has all requisite limited liability company right, power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Purchaser.  This Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3.  No Violation or Conflict.  The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby:  (a) do not and will not violate or conflict with (i)  any provision of law or regulation, or any writ, order, judgment or decree of any Governmental Entity, except where such violation or conflict would not be reasonably likely to cause a Purchaser Material Adverse Effect, or (ii) any provision of the Purchaser’s certificate of formation or Limited Liability Company Agreement, or any license, franchise or permit to which the Purchaser is a party or by which it is bound; and (b) do not, and will not, with or without the passage of time or the giving of notice, or both, result in the breach of, or constitute a default, or give rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit or make additional liabilities or fees due under, or require any consent under, or result in the creation of any Lien on any property or assets of the Purchaser pursuant to any note, mortgage, license, franchise, permit, lease, contract, instrument or agreement to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound or affected, except where such breach, default or right of termination, cancellation or acceleration would not be reasonably likely to cause a Purchaser Material Adverse Effect.

5.4.  Consents and Approvals.  Except for the Sale Order, the Assumption and Assignment Orders, the Regulatory Requirements and consents of third parties required to enter into contracts included within the Assets, no consent, approval, waiver or authorization of, or registration, qualification or filing with or notice to any Governmental Entity, or any other Person, is required to be made by the Purchaser in connection with the execution, delivery or performance of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby.  As of the date the motion for the Sale Order is filed, the Purchaser shall have assigned its rights under this Agreement to WorldxChange in accordance with Section 12.4.  WorldxChange possesses all licenses, authorizations, and certifications required by the Federal Communications Commission and each state public utility commission (or equivalent state agency) in order to engage in the sale and provision of interexchange telecommunications services in all fifty states.

5.5.  Brokers.  The Purchaser has not employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the origination, negotiation or execution of this Agreement.

5.6.  Financing.  The Purchaser possesses adequate financial resources to consummate the transactions contemplated by this Agreement, and this Agreement is not subject to any financing contingencies.

ARTICLE VI

COVENANTS

6.1.  Access.  From and after the date hereof until the Closing Date, the Seller, upon reasonable advance notice by the Purchaser, will afford to the Purchaser and its counsel, accountants, and other representatives reasonable access during normal business hours to the management, offices, warehouses, properties, books and records of the Seller reasonably requested by the Purchaser, to the extent provision of such access or information is not prohibited by applicable law and relates to the Business or the Assets and will furnish (subject to applicable law) as promptly as practicable to the Purchaser any and all such information as the Purchaser may reasonably request, including, but not limited to, all pleadings and other documents or schedules filed with the Bankruptcy Court or the Office of the United States Trustee; provided, however, that such access and information will not constitute an enlargement of or any addition to the representations and warranties of the Seller expressly set forth herein.  In addition to the foregoing, following the entry of the Sale Order, the Purchaser and its representatives shall have the right, (i) during normal business hours, to discuss the affairs of the Business with the directors, officers, employees, customers, vendors, consultants and advisors of the Business (and the Seller agrees to cooperate with the Purchaser to facilitate such discussions), (ii) to participate in any material discussions by the Seller with customers and vendors of the Business which are Material Parties (and the Seller shall use reasonable efforts to give the Purchaser notice of any such discussions in sufficient time to permit the Purchaser to have a representative present at such discussions) and (iii) to have a representative on site at the Seller’s offices at 1001 Brinton Road, Pittsburgh, Pennsylvania during normal business hours (and the Seller agrees to provide such representative with appropriate office space).  Notwithstanding the foregoing, Seller shall be solely responsible for directing the conduct of the Business through the Closing Date, subject to the provisions of Section 6.3.  Following the entry of the Sale Order, the Purchaser shall deliver to the Seller all filings made with any stock exchange or the Securities and Exchange Commission by any affiliate of the Purchaser, including Counsel Corporation, the parent corporation of the Purchaser.

6.2.  Customer Information.  Purchaser has completed all its due diligence except with respect to the Customer Information.  Seller shall provide Purchaser with the Customer Information for a period (the “Purchaser Review Period”) ending at the close of business on April 10, 2002, or such later date as the Purchaser and Seller may agree in writing, and the Purchaser shall be entitled during the Purchaser Review Period to contact the customers for the purposes of verifying the Customer Information.  The Seller shall cooperate and assist the Purchaser in connection with the customer contacts, such cooperation and assistance to include reasonable efforts to obtain the cooperation and assistance of such customers.  Upon or prior to the expiration of the Purchaser Review Period, the Purchaser shall, if it is not satisfied with the Customer Information and it wishes to terminate this Agreement, provide written notice to such effect to the Seller.  If such written notice is delivered to the Seller on or prior to the expiration of the Purchaser Review Period, this Agreement shall automatically terminate.  If no such notice is delivered, this Agreement shall remain in full force and effect.  The Purchaser shall at all times maintain all Customer Information as confidential in accordance with applicable laws, including Federal Communications Commission regulations, and in accordance with the provisions of the Confidentiality Agreement, dated July 30, 2001, between the Purchaser and the Seller (the “2001 Confidentiality Agreement”).  Purchaser hereby acknowledges that all references to “Counsel Communications” in the Confidentiality Agreement are references to the Purchaser, and all obligations of “Counsel Communications” to the Seller under the Confidentiality Agreement are obligations from the Purchaser to the Seller under the Confidentiality Agreement.  The Seller and the Purchaser have also entered into a supplemental agreement of even date hereto (the “2002 Confidentiality Agreement”).

6.3.  Conduct of Business.  Subject to any obligations as debtors-in-possession under the Bankruptcy Code and except as otherwise contemplated herein or with the prior consent of the Purchaser, not to be unreasonably withheld, from the date of this Agreement to the Closing Date, the Seller

(a)          will conduct the Business consistent with the ordinary and normal course of business during its Bankruptcy Case and use reasonable efforts to preserve its relationships (such as they exist on the date hereof) with its customers and suppliers and will use reasonable efforts to retain the services of its officers, employees and agents;

(b)         will promptly notify Purchaser of any order entered in the Bankruptcy Case that materially affects or will materially affect the operation and value of the Business and promptly deliver a copy of each such Order to Purchaser;

(c)          will not, without the prior written consent of the Purchaser

(i)                                     enter into or engage in any material transaction or agreement in connection with the Business other than, in consultation with the Purchaser, the agreements described in the Contracts Letter;

(ii)                                  sell, transfer or otherwise dispose of any of the Assets;

(iii)                               enter into term commitments extending beyond September 30, 2002 for feature group and voice only customer circuits, unless mutually agreed upon by Seller and Purchaser on a circuit by circuit basis;

(iv)                              enter into term commitments extending beyond September 30, 2002 for up to 50% of all existing voice IMT circuits with the specific excluded circuits to be agreed upon by Seller and Purchaser within seven days of the date hereof; or

(v)                                 take any action or course of action inconsistent with its compliance with its covenants and agreements hereunder or the consummation of the transactions contemplated hereby or which would materially adversely affect the interests of the Purchaser hereunder or materially diminish the value of the Business;

provided, however, that the Seller may continue its practice of migrating off from various telecommunications providers and suppliers in accordance with plans previously disclosed to the Purchaser.  Notwithstanding anything set forth in this Section 6.3, in the event the Seller wishes to enter into a circuit term commitment for any circuit that falls outside of the categories and/or percentages described in subsections (iii) and (iv) of this Section 6.3(c), the Seller shall give the Purchaser not less than five Business Days’ written notice before entering into any such term commitment.  The Purchaser may request that Seller not enter into such circuit term commitment, and if Seller complies with such request, Purchaser shall compensate Seller for 75% of the lost financial savings resulting from the less favorable month-to-month pricing for such circuit, calculated as the difference between the 12-month term pricing and the month-to-month pricing charged to Seller for such circuits through the Closing Date and payable at the Closing.

In addition to the foregoing, the Seller agrees that it will use its reasonable efforts to identify and hire, as soon as possible following the date hereof and at its expense, six or more additional sales personnel and that it will purchase, for cash and at its expense, a Nortel Shasta Box for use in developing the Seller’s IP/VPN business.

6.4.  Essential Services.   The Seller shall transfer to the Purchaser all of its right, title and interest in and to all voice and data circuits and switching services utilized by the Seller and the customers of the Business as of the Closing Date pursuant to applicable tariffs and purchase orders (the “Essential Services”), and shall provide the Purchaser with a complete and accurate inventory thereof as of the Closing Date.  The Seller shall further insure that the Purchaser shall have no obligation to pay any pre-petition claims or cure amounts that may become payable with respect to the Essential Services.

6.5.  Assigned Contracts.  Schedule 6.5 and the Contracts Letter set forth a complete list of all Contracts and Leases that the Purchaser has designated, as of the date hereof, as Assigned Contracts.  The Purchaser may, between the date hereof and that date which is 30 days following the entry of the Sale Order, elect to designate, pursuant to the terms of the Sale Order, any other Contracts and Leases as additional Assigned Contracts.  The Seller agrees and acknowledges that, notwithstanding anything to the contrary contained herein, the Purchaser shall have no liability for the payment of any cure amounts that become payable with respect to the Assigned Contracts listed in Schedule 6.5 and any other Contract or Lease, if the Purchaser designates any such Contract or Lease as an Assigned Contract pursuant to the terms of this Section 6.5 and the terms of the Sale Order.

6.6.  Offers of Employment.  The Seller agrees that from and after the date hereof the Purchaser may make offers of employment to any persons employed by the Seller, which employment will become effective as of the Closing Date and only if the Closing occurs.  Only if the Closing occurs, any person who accepts such an offer of employment with the Purchaser shall be an “Accepting Employee” and shall be employed by the Purchaser on such terms and conditions as the Purchaser and each such Accepting Employee may mutually agree.  None of Seller’s employees or personnel who become Accepting Employees shall be subject, after the Closing Date, to any non-compete, non-piracy, confidentiality or similar obligation with respect to their employment with Seller or any affiliates of Seller, except that any confidentiality obligation affecting the Excluded Assets shall continue to be enforceable.  The order of the Bankruptcy Court approving the Bidding Procedures shall contain a provision ratifying the provisions of this Section 6.6.

6.7.  Bankruptcy Orders, Etc.  The parties hereto shall use their reasonable efforts to obtain the Bankruptcy Orders.  The Seller agrees that it shall retain at least $2,600,000 of the Purchase Price in the Seller’s bankruptcy estate until the expiration of the Survival Period and further agrees that it will not seek rejection in the Bankruptcy Case of the Real Property Lease in Dallas, Texas, as set forth on Schedule 4.6, for at least 90 days after the Closing Date.

6.8.  Consents

(a)          The Seller and the Purchaser shall use their reasonable efforts to obtain the consent of third parties (including Governmental Entities necessary to fulfill all Regulatory Requirements) necessary to accomplish the execution, delivery or performance of this Agreement and the Assigned Contracts, in all cases in which such consent is required for such assignment.

(b)         Notwithstanding the foregoing, within 30 days after the entry of the Sale Order, the Purchaser shall, with the reasonable assistance of and in consultation with the Seller, prepare and file, or cause to be prepared and filed, any and all applications necessary to fulfill all Regulatory Requirements.  The Purchaser and the Seller shall prosecute such applications with all reasonable diligence and otherwise use their reasonable best efforts (including, with respect to the Purchaser, providing financial assurance to a Governmental Entity, to the extent required) to obtain grants of approval as expeditiously as practicable.  The Purchaser shall bear all reasonable fees payable by the Purchaser and/or the Seller to any Governmental Entity (and including reasonable local counsel fees, where necessary) in connection with the filing and prosecution of the applications necessary to fulfill all Regulatory Requirements.

6.9.  Allocation of Purchase Price.  Following the completion of the Closing Statement, the Seller and the Purchaser shall agree as set forth on a schedule to allocate the Purchase Price among the Assets in accordance with Code Section 1060.  The parties shall follow such Purchase Price allocation for purposes of filing Internal Revenue Form 8594 and all Tax returns and for all other Tax purposes, and shall not voluntarily take any position inconsistent therewith (including, in any audit or judicial or administrative proceeding).

6.10.  Solicitation.  From and after the date hereof, Seller may not solicit bidders, provided, however, that Seller may discuss, solicit and negotiate any proposals or offers for the acquisition of the Assets or provide access to any other person or entity if such a buyer has first contacted the Seller or has previously contacted the Seller in connection with the sale of the Assets.  Notwithstanding this provision, Seller may not provide access to Customer Information to any person or entity in connection with the purchase of the Assets, except as set forth in Section 7.3.

6.11.  Indemnification of Brokerage.  Each of the Seller and the Purchaser agrees to indemnify and hold harmless the other from any demand or claim for commission or other compensation by any financial advisor, broker or finder claiming to have been employed by or on behalf of the Seller and/or the Purchaser, respectively, and to bear the cost of legal expenses incurred in defending against any such demand or claim.

6.12.  Regulatory Requirements.  In conjunction with the obligations of the Purchaser and the Seller under Section 6.8, the Purchaser will cause its regulatory counsel to prepare and deliver to the Seller and its regulatory counsel, Holland & Knight LLP (“Seller’s Regulatory Counsel”), on or before June 15, 2002, a report detailing the status of the Purchaser’s efforts to obtain and/or satisfy all of the Regulatory Requirements.  The Seller shall, promptly thereafter, cause Seller’s Regulatory Counsel to prepare and deliver to the Purchaser a report with its recommendations for expediting the process of obtaining and/or satisfying the Regulatory Requirements.  In the event that the Closing shall not have occurred and all Regulatory Requirements shall not have been obtained and/or satisfied by August 1, 2002, the Purchaser shall permit Seller’s Regulatory Counsel to conduct an ongoing audit of the status of, and to participate in, the obtaining and/or satisfaction of the Regulatory Requirements.

6.13.  Further Assurances.  From and after the date hereof, upon written request from any party to this Agreement, the requested party shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the Assets to the Purchaser, and for the Purchaser to assume the Assumed Liabilities.

ARTICLE VII

CERTAIN BANKRUPTCY MATTERS

7.1.  Bankruptcy Court Approval

(a)          The Seller hereby confirms that it is critical to the process of arranging an orderly sale of the Business to proceed by selecting the Purchaser to enter into this Agreement and to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for the Business.

(b)         As promptly as practicable after the date hereof, the Seller and the Purchaser shall use commercially reasonable efforts to obtain the entry of the Sale Order no later than sixty days from the date hereof.  The Sale Order shall, among other things, (i) permit the sale of the Assets to the Purchaser pursuant to Sections 363(b) and 365 of the Bankruptcy Code, (ii) include a finding of the Purchaser’s good faith under Section 363(e) of the Bankruptcy Code, (iii) provide for finality under Section 363(m) of the Bankruptcy Code and a waiver of the stays set forth in Bankruptcy Rules 6004(g) and 6006(d), (iv) provide that the Purchaser shall have no liability for any claims existing prior to the Closing Date which may be asserted against the Seller or Seller’s bankruptcy estate including any “successor liability” claims, and (v) provide for the retention of jurisdiction by the Bankruptcy Court to resolve any and all disputes that may arise under this Agreement as between Seller and Purchaser, and further to hear and determine any and all disputes between Seller and/or Purchaser, as the case may be, and any non-Seller party to, among other things, any Assigned Contract concerning, inter alia, Seller’s assumption and assignment thereof to Purchaser under this Agreement.

(c)          As promptly as practicable after the entry of the Sale Order, upon designation pursuant to Section 6.5 by the Purchaser under the Sale Order of the Contracts it wishes to have the Seller assume and assign to the Purchaser, the Seller shall promptly move before the Bankruptcy Court to obtain the Assumption and Assignment Orders.

(d)         Subject to the Sale Order, each of the Seller and the Purchaser shall promptly make any filings, take all actions, and use reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby.

(e)          In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Sale Order, the Seller shall immediately notify the Purchaser of such appeal or stay request and shall provide to the Purchaser within one Business Day a copy of the related notice of appeal or order of stay or application for reconsideration.  The Seller shall also provide the Purchaser with written notice, (and copies of) any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.

7.2.  Bankruptcy Notices.  The Seller shall notify the Purchaser and, as is required by the Bankruptcy Code, all parties entitled to notice of all motions, notices and orders required to consummate the transactions contemplated by this Agreement, including the Sale Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

7.3.  Bidding Procedures.  Promptly after execution of this Agreement, the Seller shall file with the Bankruptcy Court a motion for approval of bidding procedures acceptable to the Purchaser pursuant to which the Seller will negotiate for higher and better bids for the Assets (the “Bidding Procedures”).  Seller shall seek imposition of the following requirements:

(a)          the initial overbid shall be at least $1,000,000 in excess of the Purchase Price, and any subsequent bids shall be, at least, in increments of $250,000;

(b)         all bidders shall be required to execute and submit an asset purchase agreement substantially similar to, or more favorable from the Seller’s perspective than, this Agreement, including a requirement for an initial deposit of $2,600,000, but without the reimbursement or break-up fee provided for in Section 7.3(e);

(c)          provided that the Highest Bidder, if the Purchaser is not the Highest Bidder, shall have entered into an agreement with the Seller substantially similar to the Confidentiality Agreement 2002 (including provisions substantially identical to Sections 7 and 11 thereof and including a provision that such agreement will be assigned to the Purchaser in the event that the Purchaser consummates the Closing), the Seller may provide the Highest Bidder for a period of 15 days following the designation of the Highest Bidder (the “Review Period”) with Customer Information relating to 10 customers selected by the Seller.  The Seller shall select only customers who have each previously entered into a Contract with the Seller for a term that extends for at least one year after the date of designation of the Highest Bidder.  If, on or prior to the expiration of the Review Period, such Highest Bidder does not provide a written termination notice to the Seller, the Sale to such Highest Bidder shall be deemed authorized by the Bankruptcy Court, and this Agreement shall automatically terminate unless (i) the Purchaser, on or prior to the expiration of the Review Period, provides a written request to the Seller that this Agreement remain in effect, and (ii) the Seller accepts such request in writing, in which case this Agreement shall remain in effect and the Purchase Price shall remain the same as it was prior to the commencement of the Bidding Procedures;

(d)         if the Purchaser is the Highest Bidder the Sale to the Purchaser shall be deemed authorized by the Bankruptcy Court, and the Purchase Price shall be the Purchaser’s highest bid under the Bidding Procedures; and

(e)          if the Purchaser is not the Highest Bidder, and the Sale of the Assets is consummated to another buyer, and provided also that the Purchaser is not in default under this Agreement, Purchaser shall be reimbursed up to $150,000 in the aggregate of the Purchaser’s documented reasonable due diligence fees and reasonable out-of-pocket costs paid to third parties, including reasonable legal fees and reasonable out-of-pocket costs of negotiating and finalizing this Agreement, and Purchaser shall be paid a break-up fee of $475,000.  The amounts to be paid to the Purchaser pursuant to this Section 7.3(e) shall be the sole remedy of the Purchaser against the Seller in connection with the sale of the Assets to the Highest Bidder, and the Seller shall not have any other obligation or liability to the Purchaser in respect thereof.  Any amounts owed to the Purchaser pursuant to this Section 7.3(e) shall be payable at the closing of the sale of the Assets to the Highest Bidder.

7.4.  Stand-By Bid.  If, on or prior to the expiration of the Review Period, the Highest Bidder provides a written termination notice to the Seller, this Agreement shall continue in effect and the Purchase Price shall remain the same, except that if the Purchaser submitted any bid pursuant to Section 7.3(a) and the Bidding Procedures, the Purchaser’s highest bid under the Bidding Procedures shall be the Purchase Price.

ARTICLE VIII

INDEMNIFICATION

8.1.  Indemnification by Seller.  Subject to the other provisions of this ARTICLE VIII, from and after the date hereof the Purchaser shall indemnify and hold the Seller, its affiliates, officers, directors, shareholders, employees, trustees, attorneys and representatives and each Person who controls the Purchaser within the meaning of the Securities Exchange Act of 1934, harmless from and against any and all losses, costs, expenses, liabilities, or legal damages (including reasonable fees and disbursements of counsel) (collectively, “Losses”) suffered by such persons arising out of or resulting from: (a) any material inaccuracy or breach of any representation or warranty made by the Seller in this Agreement, (b) the failure of the Seller to perform any covenant, undertaking, agreement or other obligation of the Seller contained in this Agreement and (c) any liability or obligation of the Seller, except for the Assumed Liabilities.

8.2.  Indemnification by Purchaser.  Subject to the other provisions of this ARTICLE VIII, from and after the date hereof the Purchaser shall indemnify and hold the Seller, its affiliates, officers, directors, shareholders, employees, trustees, attorneys and representatives and each Person who controls the Seller within the meaning of the Securities Exchange Act of 1934, harmless from and against any and all Losses suffered by such persons arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser in this Agreement; (b) the failure of the Purchaser to perform any covenant or obligation by the Purchaser contained in this Agreement; and (c) the failure of the Purchaser to pay and perform any of the Assumed Liabilities.

8.3.  Procedure.  Each party entitled to be indemnified pursuant to Sections 8.1 and 8.2 (an “Indemnitee”) shall notify the indemnifying party (“Indemnitor”) in writing of any action against such Indemnitee in respect of which the Indemnitor is or may be obligated to provide indemnification pursuant to Sections 8.1 and 8.2 promptly after the receipt of notice of the commencement thereof.  The omission of an Indemnitee so to notify the Indemnitor of any such action shall not relieve the Indemnitor from any liability which the Indemnitor may have to such Indemnitee except to the extent the Indemnitor shall have been materially prejudiced by the omission of such Indemnitee so to notify the Indemnitor, pursuant to this Section 8.3.  In case any such action shall be brought against any Indemnitee and it shall notify the Indemnitor of the commencement thereof, the Indemnitor shall be entitled to participate therein and, to the extent that the Indemnitor may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, and after notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, the Indemnitor will not be liable to such Indemnitee Party under Sections 8.1 and 8.2 for any legal or other expense subsequently incurred by such Indemnitee in connection with the defense thereof nor for any settlement thereof entered into without the consent of the Indemnitor; provided, however, that (a) if the Indemnitor shall elect not to assume the defense of such claim or action or (b) if the Indemnitee reasonably determines (i) that there may be a conflict between the positions of the Indemnitor and of the Indemnitee in defending such claim or action or (ii) that there may be legal defenses available to such Indemnitee different from or in addition to those available to the Indemnitor, then separate counsel for the Indemnitee shall be entitled to participate in and conduct the defense, in the case of clause (i) above, or such different defenses, in the case of clause (ii) above, and the Indemnitor shall be liable for any reasonable legal or other expenses incurred by the Indemnitee in connection with the defense; provided, however, that an Indemnitor shall not be liable for the fees or expenses of more than one counsel to the Indemnitees in connection with any one action or related actions in respect of which indemnification is sought hereunder.  The Indemnitor shall not settle or compromise any action without the prior written consent of the Indemnitee, unless (x) such settlement does not impose any restrictions or limitations on the assets or operations of the business of such Indemnitee, (y) all relief provided is paid or satisfied in full by the Indemnitor or an affiliate thereof, and (z) there is no finding or admission of any violation of law or the rights of any Person other than the claiming party by any Indemnitee.

ARTICLE IX

CONDITIONS TO THE PURCHASER’S OBLIGATIONS

The obligation of the Purchaser under this Agreement to consummate the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless  waived in writing by the Purchaser:

9.1.  Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified as to materiality) or in all material respects (in the case of any representation or warranty not so qualified) at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except (a) for changes expressly contemplated by this Agreement and (b) that representations and warranties given as of a specific date or time shall be true and correct in all respects (in case of any representation or warranty qualified as to materiality) or in all material respects (in the case of any representation or warranty not so qualified) as of such date or time.  If the Purchaser has Knowledge of a breach that would constitute a basis for not closing, but the Purchaser nevertheless elects to consummate the Closing, such election shall constitute a waiver of such breach and a release of any right to damages from the Seller in respect thereof.

9.2.  Performance.  The Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and shall have provided to the Purchaser such evidence of Seller’s performance and compliance as the Purchaser may reasonably request, including evidence that the Essential Services will continue to be supplied following the Closing as provided in Section 6.4.

9.3.  No Injunction.  There shall not be any statute, rule or regulation, enjoining or prohibiting the consummation of the Closing and no court of competent jurisdiction shall have issued, and there shall not have been commenced and be continuing any action by any Governmental Entity seeking, any order, decree or ruling enjoining or prohibiting the consummation of the Closing.

9.4.  Governmental Authorizations and Regulatory Requirements.  All authorizations, consents, orders and approvals of Governmental Entities (including the Regulatory Requirements) and of the Bankruptcy Court necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, except for such authorizations, consents, orders and approvals as to which the failure to obtain the same would not cause a Seller Material Adverse Effect.  For purposes of this Section 9.4, the failure to obtain the approval of the public utility commission (or equivalent agency) of a state, which approval is required in order to transfer the portion of the Business conducted in such state, shall be deemed to be a Seller Material Adverse Effect.

9.5.  Material Adverse Change.  There shall not have occurred, between the date hereof and the Closing Date, a change in the Business or the Assets that has resulted in a Seller Material Adverse Effect.

9.6.  Bankruptcy Court Approval.  The Bankruptcy Orders shall have been entered by the Bankruptcy Court and such orders shall not have been stayed, modified, reversed or amended in any manner adverse to the Purchaser; and the Seller shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Assets and the Assumed Liabilities and to consummate the transactions contemplated by this Agreement, and the Purchaser shall have received evidence thereof satisfactory to the Purchaser and its counsel.

9.7.  Certificates.  The Seller shall have furnished the Purchaser with a certificate of an officer of the Seller to the effect that the conditions set forth in Sections 9.1 and 9.2 hereof have been satisfied.

ARTICLE X

CONDITIONS TO THE SELLER’S OBLIGATIONS

The obligations of the Seller under this Agreement to consummate the Closing are subject to the satisfaction, on or before the Closing, of each of the following conditions, unless  waived in writing by the Seller:

10.1.  Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified as to materiality) or in all material respects (in the case of any representation or warranty not so qualified) at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except (a) for changes expressly contemplated by this Agreement and (b) that representations and warranties given as of a specific date or time, which shall be true and correct in all respects (in the case of any representation or warranty qualified as to materiality) or in all material respects (in the case of any representation or warranty not so qualified) as of such date or time.

10.2.  Performance.  The Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

10.3.  No Injunction.  There shall not be any statute, rule or regulations, enjoining or prohibiting the consummation of the Closing and no court of competent jurisdiction shall have issued, and there shall not have commenced and be continuing any action by any Governmental Entity seeking, any order, decree or ruling enjoining or prohibiting the consummation of the Closing.

10.4.  Governmental Authorizations.  All authorizations, consents, orders and approvals of Governmental Entities and of the Bankruptcy Court necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.  For purposes of this Section 10.4, the failure to obtain the approval of the public utility commission (or equivalent agency) of a state, which approval is required in order to transfer the portion of the Business conducted in such state, shall be deemed to be a Purchaser Material Adverse Effect.

10.5.  Certificates.  The Purchaser shall have furnished the Seller with a certificate of an officer of the Purchaser to the effect that the conditions set forth in Sections 10.1 and 10.2 hereof have been satisfied.

10.6.  Order Approving Bidding Procedures.  The Bankruptcy Court shall have entered an order scheduling the Bankruptcy Auction and the hearing on the Sale and approving the Bidding Procedures.

10.7.  Bankruptcy Court Approval.  The Bankruptcy Orders shall have been entered by the Bankruptcy Court and such orders shall not have been stayed, modified, reversed or amended; and the Seller shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Assets and the Assumed Liabilities and to consummate the transactions contemplated by this Agreement, and the Seller shall have received evidence thereof satisfactory to the Seller and its counsel.

ARTICLE XI

TERMINATION AND ABANDONMENT

11.1.  Methods of Termination.  This Agreement shall automatically terminate under the circumstances set forth in Section 7.3(c) or in the event the consummation of the sale of the Assets to the Highest Bidder, and may also be terminated as follows:

(a)          by mutual written agreement of the Seller and the Purchaser, prior to the Closing Date;

(b)         if written notice is provided as set forth in Section 6.2;

(c)          at the time before the Closing, by the Purchaser if any of the conditions set forth in ARTICLE IX shall have become incapable of fulfillment or cure and shall not have been waived by the Purchaser, provided that the Purchaser is not then in breach of this Agreement, and provided, further, that the Purchaser shall not have the right to terminate this Agreement by reason of any alleged failure of the Seller to comply with the provisions of Sections 6.1 or 6.3 unless such breach is material and is not cured within five days after the Purchaser shall have delivered the Seller notice thereof;

(d)         at any time before the Closing, by the Seller if any of the conditions set forth in ARTICLE X shall have become incapable of fulfillment or cure and shall not have been waived by the Seller, provided that the Seller is not then in breach of this Agreement;

(e)          at any time after the Termination Date by either party if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of, or breach of this Agreement by, such party;

(f)            at any time before the Closing by the Seller in the event that there has been a Purchaser Material Adverse Effect; or

(g)         at any time following the ninetieth day from the date hereof, by either party if by such date the Sale Order has not been entered.

11.2.  Effect of Termination.  If this Agreement is terminated under Section 11.1, written notice thereof shall forthwith be given to the other party and this Agreement shall thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Seller, and the Purchaser, to each other under this Agreement shall terminate without further obligation or liability of either of the foregoing to the other, except that:

(a)          each party shall return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same;

(b)         upon termination of this Agreement, the Deposit shall be promptly returned to the Purchaser pursuant to the terms of the Escrow Agreement; unless (i) the Seller shall have terminated this Agreement pursuant to Section 11.1(d) as a result of a material breach by the Purchaser of the terms hereof and the failure of the Purchaser to cure such breach within five days after notice thereof, or (ii) the Purchaser shall have terminated or purported to terminate this Agreement for any reason not expressly permitted in Section 11.1 (in any event specified in subsections (i) or (ii) of this Section 11.2(b), the Deposit shall be forfeited by the Purchaser and shall be delivered to the Seller pursuant to the terms of the Escrow Agreement);

(c)          the Confidentiality Agreements shall remain in full force and effect; and

(d)         this Section 11.2 will survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.1.  Notices.  Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by prepaid overnight courier to the parties at the addresses set forth below their names below (or at such other addresses as shall be specified by the parties by like notice).

If to the Seller:	With a copy to:

RSL COM U.S.A., Inc.	LeBoeuf, Lamb, Greene & MacRae, L.L.P.
1001 Brinton Road	125 West 55th Street
Pittsburgh, Pennsylvania 15221	New York, New York 10019
Attention: General Counsel	Attention: Angela Somers, Esq.

And to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Robin Keller, Esq.

If to the Purchaser:	With a copy to:

Counsel Springwell Communications LLC	Robinson Silverman Pearce Aronsohn & Berman LLP
One Landmark Square	1290 Avenue of the Americas
Stamford, Connecticut 06901	New York, New York 10104
Attention: Samuel Shimer	Attention: Mark S. Lichtenstein

Such notices, requests, demands, and other communications shall be deemed given:

(a)          in the case of personal delivery, when actually received,

(b)         in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, or

(c)          in the case of certified mail, five days after deposit in the mails.

12.2  Survival.  The statements, certifications, representations and warranties made hereby by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive for a period of 90 days from the Closing Date (the “Survival Period”), except to the extent a party in good faith gives written notice to the other party specifying the precise nature of any breach thereof on or before the end of the Survival Period; provided, however, that nothing herein contained shall modify or be construed to modify in any respect whatsoever or limit in duration any covenant, agreement or obligation to be performed by any party hereto after the date hereof pursuant to the provisions of this Agreement.

12.3.  Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the Confidentiality Agreements contain every obligation and understanding among the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.  The Confidentiality Agreements shall continue to remain in full force and effect in accordance with their terms.

12.4.  Assignment.  This Agreement may not be assigned by any party without the written consent of the other party, such consent not to be unreasonably withheld, provided that (a) the Purchaser may assign its rights under this Agreement, without the consent of the Seller, to WorldxChange, (b) the assigning party shall remain jointly and severally liable with such assignee for its obligations hereunder and (c) that the Purchaser may not assign this Agreement either to an affiliate of the Purchaser unable to make the representations in Section 5.4 or if such assignment would cause delay in securing the Regulatory Requirements.  Any assignee of the Purchaser shall be deemed to be the Purchaser hereunder.  Subject to the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.5.  Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance hereof extended, at any time by the party hereto entitled to the benefit hereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time.  Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf.  No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.6.  Books and Records.  From and after the Closing Date, the Purchaser shall provide the Seller with such information as may be reasonably requested for all periods prior to the Closing Date to enable the Seller to prepare Tax returns and financial and other reports and the Seller shall, on reasonable notice to the Purchaser, have access during normal business hours to the books and records included in the Assets for all periods prior to the Closing Date and may make copies and extracts from such books and records, for all reasonable business and Tax purposes.

12.7.  No Third Party Beneficiary.  Except as provided in ARTICLE VIII, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

12.8.  Severability.  In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

12.9.  Expenses.  Each party agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.  Any payments for sales, transfer or other taxes or fees applicable to the conveyance and transfer to the Purchaser of the Assets arising as a result of the transactions contemplated by this Agreement shall be borne by the Purchaser.  The provisions of this Section 12.9 shall survive any termination of this Agreement.

12.10.  Announcements.  Except with respect to the notice of the Sale required in connection with the obtaining of Bankruptcy Court approval of the transaction contemplated hereunder and the entry of the Sale Order related thereto, all press releases, notices to customers and suppliers and other announcements prior to the Closing Date with respect to this Agreement and the transactions contemplated by this Agreement shall be approved in writing by Purchaser and Seller prior to the issuance thereof; provided that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other party in writing prior to making such disclosure and provide such other party an opportunity to review and comment on the proposed disclosure).

12.11.  Headings.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Any matter disclosed pursuant to any section of the schedules hereto shall not be deemed an admission or representation of the Seller as to the materiality of the item so disclosed.  Any matter disclosed in any section of the schedules hereto shall be deemed disclosed with respect to all sections of the schedules hereto.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

12.12.  Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth herein for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to seek (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

12.13.  Governing Law; Jurisdiction.  This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of New York without reference to the choice of law or conflicts of law principles thereof that would require the application of the law of a jurisdiction other than of such State.  The parties agree that any action, proceeding or claim it commences against any other party pursuant to this Agreement shall be brought exclusively in the Bankruptcy Court; provided, that if the Bankruptcy Court is unwilling or unable to hear any such action, proceeding or claim, then the courts of the State of New York, sitting in New York County, and the federal courts of the United States sitting in the City, County and State of New York shall have exclusive jurisdiction over such action, proceeding or claim.

12.14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.15.  Disclosures.  Any disclosure on a schedule shall be deemed disclosure under all schedules.  Disclosure of any matter on a schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.  To the extent that any representation or warranty set forth herein is qualified by the materiality of the matters to which the representation or warranty relates, the inclusion of any matter on a schedule does not constitute a determination by the Seller that any such matter is material.

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

COUNSEL SPRINGWELL COMMUNICATIONS LLC		RSL COM U.S.A., INC.

By:		By:
	Mufit Cinali, Managing Director		Michael Marino, President